SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

June 15, 2005

Date of Report (Date of Earliest Event Reported)

The Cronos Group

(Exact name of registrant as specified in its charter)

Luxembourg

(State or Other Jurisdiction of Incorporation)

0-24464	Not Applicable

(Commission File Number)	(IRS Employer Identification No.)

5, rue Guillaume Kroll, L-1882 Luxembourg

(Address of principal executive offices) (Zip Code)

(352) 26.48.36.88

(Registrant’s Telephone Number, Including Area Code)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR § 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR § 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR § 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR § 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

         CF Leasing. In its Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, the registrant, The Cronos Group (the “Company”) (Nasdaq symbol: CRNS) reported that it was negotiating an expansion of its Joint Venture Program, CF Leasing Limited (“CF Leasing”), in order to increase CF Leasing’s levels of debt and equity funding. CF Leasing, a joint venture between a subsidiary of the Company and an affiliate of Fortis Bank (Nederland) N.V. (“Fortis”), was established in 2002 to acquire and lease marine cargo containers to third parties. CF Leasing is a bankruptcy-remote, special purpose entity organized under the laws of Bermuda. CF Leasing acquires marine cargo containers and leases them to third parties. Several lenders, including the 50% joint venture owner, provide up to 80% of the cost of acquiring containers and the joint venture partners each provide one-half of the equity to fund the balance of the capital requirements of CF Leasing. Its objective is to generate income for distribution to its equity holders and for reinvestment in additional equipment and to realize the residual value of the container equipment at the end of its useful economic life. The members of CF Leasing are FB Aviation & Intermodal Finance Holding B.V., a Besloten Vennootschap organized and existing under the laws of The Netherlands (“FBH”) and Cronos Equipment (Bermuda) Limited, a company organized and existing under the laws of Bermuda (“CEB”) and a wholly owned subsidiary of the Company. CF Leasing is managed by Cronos Containers (Cayman) Ltd., a company organized and existing under the laws of the Cayman Islands (“CAY”) and a wholly owned subsidiary of the Company.

          On June 15, 2005, CF Leasing and Fortis (as agent for a group of lenders) entered into an amendment of their existing loan agreement to increase the lenders’ commitment to make advances to CF Leasing from $150,000,000 to $300,000,000, all pursuant to the terms of the loan and member agreements, as amended.

          In connection with the expansion of CF Leasing, the Company, through its wholly owned subsidiary Cronos Finance (Bermuda) Limited, a company organized and existing under the laws of Bermuda and an affiliate of CEB, is negotiating a sale of approximately $80 million of containers to CF Leasing. Currently, these containers are financed by a revolving credit facility with a group of lenders led by Fortis. The indebtedness of CF Leasing may be securitized at a later date.

          On June 15, 2005, CF Leasing, FBH and CEB, joined by CAY and the Company, entered into Amendment Number 3 (“Amendment No. 3”) to the Members Agreement, dated as of September 18, 2002, as amended (the “Members Agreement”). Amendment No. 3 extends the date, from June 15, 2005 to December 31, 2005, after which no additional capital contributions may be made by CEB or FBH to CF Leasing.

          FBH and CEB contemplate an additional amendment to the Membership Agreement which would increase each party’s aggregate equity contribution commitment from $20,000,000 to $30,000,000, would maintain each party’s 50% ownership interest in CF Leasing, and would remove the expiration date (December 31, 2005) for additional capital contributions by the members to CF Leasing. However, the negotiations have not yet been finalized, and accordingly the increase in equity commitments and the sale of container assets by the Company to CF Leasing may not occur.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE CRONOS GROUP
By:	/s/ Frank P. Vaughan
Frank P. Vaughan
Chief Financial Officer

Date: June 21, 2005